                                 [LOGO OMITTED]




                       2000 OPTICARE HEALTH SYSTEMS, INC.






                            NOTICE OF ANNUAL MEETING






                                      AND






                                PROXY STATEMENT

                         OPTICARE HEALTH SYSTEMS, INC.


                              87 GRANDVIEW AVENUE
                          WATERBURY, CONNECTICUT 06708





                                October 4, 2000



To Our Stockholders:


On behalf of your Company's Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders to be held on October 30, 2000, at The Mattatuck Museum, 144 West Main Street, Waterbury, Connecticut at 4:30 p.m.



The accompanying Notice of Meeting and Proxy Statement cover the details of the matters to be presented.


A copy of the 1999 Annual Report to Stockholders was mailed to stockholders prior to or with this Proxy Statement, as the case may be.


REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, I URGE YOU TO PARTICIPATE BY COMPLETING AND RETURNING YOUR PROXY AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT AND WILL BE GREATLY APPRECIATED. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE ANNUAL MEETING.



                                        Cordially,



                                        OPTICARE HEALTH SYSTEMS, INC.

                                           [GRAPHIC OMITTED]


                                        Dean J. Yimoyines, M.D.
                                        Chairman, President and
                                        Chief Executive Officer

                         OPTICARE HEALTH SYSTEMS, INC.
                              87 GRANDVIEW AVENUE
                              WATERBURY, CT 06708
                                (203) 596-2236
                                OCTOBER 4, 2000


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 30, 2000


To Our Stockholders:


You are cordially invited to attend the Annual Meeting of Stockholders, and any adjournments or postponements thereof (the "Meeting"), of OptiCare Health Systems, Inc. (the "Company"), which will be held on October 30, 2000, at 4:30 p.m., at The Mattatuck Museum, 144 West Main Street, Waterbury, Connecticut, for the following purposes:


     1. To elect seven (7) members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified
         (Proposal 1);


     2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 (Proposal 2); and


     3. To transact such other business as may properly be brought before the Meeting.


Only OptiCare stockholders of record at the close of business on September 25, 2000 shall be entitled to notice of and to vote at the Meeting. A copy of the Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1999 was mailed to stockholders prior to or with this Proxy Statement. A list of stockholders of record will be available for examination by any OptiCare stockholder for any purpose germane to the meeting beginning on October 10, 2000 at OptiCare's offices at 87 Grandview Avenue, Waterbury, Connecticut, 06708.


YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. YOU MAY VOTE IN PERSON AT THE ANNUAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.



                                        By order of the Board of Directors

                                              [GRAPHIC OMITTED]

                                        Steven L. Ditman
                                        Executive Vice President and
                                        Chief Financial Officer

                         OPTICARE HEALTH SYSTEMS, INC.

                              87 GRANDVIEW AVENUE
                         WATERBURY, CONNECTICUT 06708
                             ---------------------
                                PROXY STATEMENT

                             ---------------------
                        ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD
                                OCTOBER 30, 2000

                                 INTRODUCTION

                  PROXY SOLICITATION AND GENERAL INFORMATION

     This Proxy Statement and the enclosed form of proxy (the "Proxy Card") are being furnished to the holders of common stock, par value $.001 per share (the "Common Stock"), of Opticare Health Systems, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board" or "Board of Directors") of the Company for use at the Annual Meeting of Stockholders to be held on Monday, October 30, 2000, at 4:30 p.m. at The Mattatuck Museum located at 144 West Main Street, Waterbury, Connecticut, and at any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and the Proxy Card are first being sent to stockholders on or about October 4, 2000.

     At the Meeting, holders of Common Stock (the "Stockholders") will be asked:

   1. To elect seven (7) members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

   2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 (Proposal 2); and

   3. To transact such other business as may properly be brought before the Meeting.

     The Board of Directors has fixed the close of business on September 25, 2000 as the record date for the determination of Stockholders entitled to notice of and to vote at the Meeting. Each such Stockholder will be entitled to one vote for each share of Common Stock held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing.

     Stockholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with instructions contained therein. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named herein (Proposal 1) and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors (Proposal 2). A Stockholder who so desires may revoke his proxy at any time before it is voted at the Meeting by: (i) delivering written notice to the Company (attention: Corporate Secretary); (ii) duly executing and delivering a proxy bearing a later date; or (iii) casting a ballot at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

     The Board of Directors knows of no other matters that are to be brought before the Meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE


     Only Stockholders as of the close of business on September 25, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 12,661,532 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote. See "Security Ownership of Certain Beneficial Owners and Management."


REQUIRED VOTES


     The By-laws of the Company provide that stockholders holding a majority of the shares of Common Stock shall constitute a quorum at meetings of the Stockholders. Shares represented in person or by proxy as to any matter will be counted toward the fulfillment of a quorum.


     The affirmative vote of a plurality of the votes cast in person or by proxy is necessary for the election of directors (Proposal 1). The affirmative vote of a majority of the votes cast in person or by proxy is necessary for the approval and the ratification of the appointment of independent auditors (Proposal 2).


     Votes at the Meeting will be tabulated by an inspector of election appointed by the Company or the Company's transfer agent. Since the affirmative vote of a plurality of votes cast is required for the election of directors, abstentions and "broker non-votes" will have no effect on the outcome of such election. Since the affirmative vote of a majority of the votes cast is necessary for the ratification and approval of the appointment of independent auditors (Proposal 2), an abstention will have the same effect as a negative vote, but "broker non-votes" will have no effect on the outcome of the vote.


     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may be precluded from exercising their discretion, depending on the type of proposal involved. Shares as to which brokers have not exercised discretionary authority or received instructions from beneficial owners are considered "broker non-votes," and will be counted for purposes of determining whether there is a quorum.


PROXY SOLICITATION


     The Company will bear the costs of the solicitation of proxies for the Meeting. Directors, officers and employees of the Company may solicit proxies from Stockholders by mail, telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them and such custodians will be reimbursed for their reasonable expenses.


     IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS' INTERESTS BE REPRESENTED AT THE MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY TO ENSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. PLEASE RETURN YOUR EXECUTED PROXY PROMPTLY.

                                  PROPOSAL 1


                             ELECTION OF DIRECTORS

     The Certificate of Incorporation and Amended and Restated By-Laws of the Company provide that the number of directors which shall constitute the whole board of directors of the Company shall be fixed and determined by resolution of the Board of Directors. Effective at the time of the Meeting, the number of directors which shall constitute the whole Board shall be fixed by the Board at seven (7).

     Directors of the Company are elected annually at the annual meeting of stockholders. Their respective terms of office continue until the next annual meeting of stockholders and until their successors have been elected and qualified in accordance with the Company's By-laws. There is one family relationship among the directors and executive officers of the Company: D. Blair Harrold, O.D., our President of Retail Optometry, North Carolina Operations, is the uncle of Jason M. Harrold, the President of our Managed Care Services Division.

     Unless otherwise specified, each proxy received will be voted for the election as directors of the seven nominees named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. Each of the nominees has consented to be named a nominee in the Proxy Statement and to serve as a director if elected. Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed proxy will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the By-laws of the Company.

     The following persons have been nominated as directors:

     DEAN J. YIMOYINES, M.D., age 52, has served as Chairman of the Board, Chief Executive Officer and President since August 13, 1999. Dr. Yimoyines is a founder of OptiCare Eye Health Centers and has served as the Chairman, President and Chief Executive Officer of OptiCare Eye Health Centers since 1985. Dr. Yimoyines has been instrumental in the development and implementation of OptiCare Eye Health Centers' business for nearly twenty years. He graduated with distinction from the George Washington School of Medicine. He completed his ophthalmology residency at the Massachusetts Eye and Ear Infirmary, Harvard Medical School. He completed fellowship training in vitreoretinal surgery at the Retina Associates in Boston. Dr. Yimoyines is a graduate of the OPM (Owner/President Management) program at Harvard Business School and a Fellow of the American Academy of Ophthalmology.

     STEVEN L. DITMAN, age 46, has served as Executive Vice President, Chief Financial Officer and a Director since August 13, 1999. Mr. Ditman served as a Director of OptiCare Eye Health Centers since July 1989 and the Chief Financial Officer and Treasurer of OptiCare Eye Health Centers since March, 1992. Mr. Ditman has also served as Chief Operating Officer of OptiCare Eye Health Centers since May, 1998. From October, 1986 until March, 1992, Mr. Ditman served as Director, Chief Financial Officer and Treasurer of the Daytona Group and Drubner Broadcasting. During the same period of time, Mr. Ditman also served as Chief Financial Officer and Treasurer of The Drubner Investment Group. Mr. Ditman served as Corporate Controller of Victor Electric Wire and Cable Corporation from November, 1981 until October, 1986. Mr. Ditman served as a senior auditor for KPMG Peat Marwick from 1977 to 1981. Mr. Ditman received his Bachelor of Science in Accounting from Northeastern University in June 1977. Mr. Ditman became a Certified Public Accountant in 1980 and was licensed in the State of Rhode Island.

     ALLAN L.M. BARKER, O.D., age 53, is President of the Laser Correction and Professional Services Division and has served as a Director since August 13, 1999. Dr. Barker has been a senior executive officer and Director of Prime Vision Health since 1996. He is a licensed optometrist with 25 years experience in the eye care industry. From October, 1989 to July, 1996, Dr. Barker served as co-president of Consolidated Eye Care, Inc., the parent company of AECC/Pearlman Buying Group and AECC Total Vision Health Plan, Inc. Also during this period, Dr. Barker served as vice president and secretary of Optometric Eye Care Center, P.A. Dr. Barker received his Doctor of Optometry degree in 1975 from Southern College of Optometry in Memphis, Tennessee.

     MARTIN E. FRANKLIN, age 35, has served as Director since August, 1999 and was a Director of PrimeVision Health from July, 1998 to August, 1999. Mr. Franklin has been Chairman and Chief Executive Officer of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P., a private investment partnership, since October, 1996. From February, 1997 through February, 2000, Mr. Franklin served as Chairman of the Board of Directors of Bolle Inc., an AMEX company, which is a manufacturer, marketer and distributor of premium eyewear. From May, 1996 until March, 1998, Mr. Franklin served as Chairman and Chief Executive Officer of Lumen Technologies, Inc., a NYSE company, which was a manufacturer and distributor of specialty lighting equipment, and served as Executive Chairman from March, 1998 until December 1998. Mr. Franklin was Chairman of the Board and Chief Executive Officer of Lumen's predecessor, Benson Eyecare Corporation from October, 1992 to May, 1996. Mr. Franklin was non-executive Chairman and a director of Eyecare Products plc, a London Stock Exchange Company, from December, 1993 until February, 1999. In addition, Mr. Franklin has served as a director of Specialty Catalog Corp., a NASDAQ listed company, since 1994 and served as a director of Corporate Express, Inc., a NASDAQ listed company from March, 1999 until November 1999. Mr. Franklin also serves on the boards of a number of privately held companies and charitable organizations. Mr. Franklin received a B.A. in Political Science from the University of Pennsylvania.

     CARL J. SCHRAMM, age 54, is President of Greenspring Advisors, Inc., a consulting and merchant banking firm specializing in health care information founded in 1995. From 1993 to 1995, Mr. Schramm served as Executive Vice President of Fortis, Inc., an international insurance and financial services company, where he directed American health insurance operations. From 1987 through 1992, Mr. Schramm was President of the Health Insurance Association of America, the national trade association of commercial health companies. Prior to entering the insurance industry, Mr. Schramm was a professor of Health Policy and Management at Johns Hopkins from 1972 to 1987. Mr. Schramm holds a Ph.D. in Economics from the University of Wisconsin and received his legal education at Georgetown University.

     IAN G.H. ASHKEN, A.C.A., age 40, has served as a Director since August, 1999. Mr. Ashken has been Vice Chairman of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P., since October, 1996. Mr. Ashken served as Vice-Chairman and Secretary of Bolle Inc., an AMEX company, which is a manufacturer, marketer and distributor of premium eyewear, from December, 1998 through February, 2000. From February, 1997 until his appointment as Vice-Chairman, Mr. Ashken served as Executive Vice President, Chief Financial Officer, Assistant Secretary and a Director of Bolle Inc. Mr. Ashken was elected Executive Vice President, Chief Financial Officer, Assistant Secretary and a Director of Lumen Technologies, Inc., a NYSE company, which was a manufacturer and distributor of specialty lighting equipment, from December, 1995 until December, 1998. Mr. Ashken was Chief Financial Officer of Lumen's predecessor, Benson Eyecare Corporation, and a director of Benson Eyecare from October, 1992 to May, 1996. Mr. Ashken also served as Benson Eyecare's Executive Vice President from October, 1994 to May, 1996; and, Assistant Secretary from December, 1993 to May, 1996. Mr. Ashken was a director of Eyecare Products plc, a London Stock Exchange Company, from August, 1994 until February, 1999. Mr. Ashken received his B.A. (Hons) in Economics and Accounting from the University of Newcastle in England.

     WILLIAM J. GOSS, age 47, has been an independent consultant since 1997. He provides strategic and business development consulting to health care and technology companies. From 1995 to 1997, Mr. Goss served as Senior Vice-President of Strategy and Development for Value Health, a managed care company. From 1993 to 1995, Mr. Goss served as President and Chief Executive Officer of Value Health Management, an outsource network management and information services company. From 1988 to 1993, Mr. Goss served as Manager of Health Care Programs for General Electric Company, a diversified industrial corporation. Mr. Goss received his B.A. with honors in Psychology and Philosophy and received a Master in Business Administration from Wharton Graduate School of the University of Pennsylvania.

          THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE
                        ABOVE-NAMED DIRECTOR NOMINEES.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of August 31, 2000 certain information regarding the beneficial ownership of the Common Stock outstanding by (i) each person who is known to the Company to own 5% or more of the Common Stock, (ii) each director of the Company, (iii) the named executive officers of the Company and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o Opticare Health Systems, Inc., 87 Grandview Avenue, Waterbury, Connecticut 06708.



                                                                    AMOUNT AND NATURE OF
    NAME OF EXECUTIVE OFFICERS, DIRECTORS OR 5% STOCKHOLDERS       BENEFICIAL OWNERSHIP (1)
----------------------------------------------------------------   ------------------------
                                                                      SHARES       PERCENT
                                                                   ------------   --------
Oxford Health Plans (2) ........................................      775,996        6.0%
Bank Austria Creditanstalt Corporate Finance, Inc. (3) .........      785,616        6.0%
Marlin Capital, L.P. ...........................................    1,209,487        9.6%
Martin E. Franklin(4) ..........................................    1,211,487        9.7%
Ian G.H. Ashken (5) ............................................    1,211,487        9.7%
Palisade Capital Management (6) ................................    2,000,000       15.8%
Allan L.M. Barker, O.D. (7) ....................................      665,056        5.3%
D. Blair Harrold, O.D. .........................................      660,505        5.2%
Dean J. Yimoyines, M.D. (8) ....................................      474,399        3.7%
Steven L. Ditman (9) ...........................................       38,488          *
Samuel B. Petteway (10) ........................................       68,225          *
John F. Croweak (11) ...........................................        5,334          *
Carl J. Schramm ................................................            0          *
William J. Goss ................................................       15,703          *
All executive officers and directors as a group (10
 persons)(4)(5)(6)(7)(8)(9) ....................................    3,091,829       23.9%

----------
*     Less than 1%

(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2) Includes 337,514 shares subject to currently exercisable warrants. The address of Oxford is 800 Connecticut Avenue, Norwalk, Connecticut 06854.

(3) Includes 418,803 shares of non-voting convertible preferred stock held by Bank Austria. Also includes warrants to purchase 100,000 shares of either common stock or non-voting convertible preferred stock. Does not give effect to provisions which may be included in the preferred stock and warrants, which, for bank regulatory purposes, will restrict Bank Austria from beneficially owning in excess of 4.99% of our outstanding common stock. The address of Bank Austria is Two Ravinia Drive, Suite 168, Atlanta, Georgia 30346.

(4) Includes 1,209,487 shares of common stock held by Marlin Capital, L.P. Mr. Martin E. Franklin, who is a director of the Company, is the Chairman, Chief Executive Officer and principal stockholder of Marlin Holdings, Inc., which is the general partner of Marlin Capital, L.P. Mr. Franklin disclaims beneficial ownership of such shares. The address of Marlin Capital, L.P. is 555 Theodore Fremd Ave., Rye, New York 10584.

(5) Includes 1,209,487 shares of common stock held by Marlin Capital, L.P. Mr. Ian G.H. Ashken, who is a director of the Company, is the Vice Chairman of Marlin Holdings, Inc., which is the general partner of Marlin Capital, L.P. Mr. Ashken disclaims beneficial ownership of such shares.

(6) The address of Palisade Capital Management is One Bridge Plaza, Fort Lee, New Jersey 07024.

(7) Includes 552 shares of common stock held by Dr. Barker's son, as to which Dr. Barker disclaims beneficial ownership.

(8) Includes 249,825 shares of common stock held by Linda Yimoyines, wife of Dean J. Yimoyines, and 224,399 shares of common stock issuable upon the exercise of outstanding options.

(9) Includes 36,488 shares of common stock issuable upon the exercise of outstanding options held by Mr. Ditman.

(10) Includes 17,782 shares of common stock issuable upon the exercise of outstanding options held by Mr. Petteway. Mr. Petteway resigned from the Company effective July 31, 2000.

(11) Includes 3,334 shares of common stock issuable upon the exercise of outstanding options held by Mr.Croweak.

     The Company is not aware of any material proceedings to which any director, executive officer or affiliate of the Company or any security holder, including any owner of record or beneficially of more than 5% of any class of the Company's voting securities, is a party adverse to the Company or has a material interest adverse to the Company.


INFORMATION CONCERNING MEETINGS OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES
                           AND DIRECTOR COMPENSATION

     Our board of directors currently has three committees: the audit committee, the compensation committee and the stock plan committee. The audit committee, among other things, recommends the selection of independent auditors to the board of directors, reviews their reports to management, and meets from time to time as they deem necessary or advisable to review our systems of internal financial controls. The audit committee did not meet separately from August 13, 1999 through December 31, 1999 but did act by unanimous written consent and met five times during the first six months of 2000. The members of the audit committee are Messrs. John F. Croweak, Ian G.H. Ashken and Carl J. Schramm.

     The compensation committee is responsible for establishing compensation policy for senior management. The compensation committee held one meeting from August 13, 1999 through December 31, 1999 and met twice during the first six months of 2000. The members of the compensation committee are Messrs. John F. Croweak, Martin E. Franklin and Carl J. Schramm. The stock plan committee is responsible for making awards of stock options and other awards under the Company's Performance Stock Program and for administering that Program and Opticare's employee stock purchase plans. The stock plan committee did not meet during 1999. The members of the stock plan committee are Messrs. John F. Croweak and Carl J. Schramm.

     The Board held four meetings from August 13, 1999 through December 31, 1999 and each of the directors attended at least 75% of the meetings of the Board and the meetings of the committees of the Board on which he served.


COMPENSATION OF DIRECTORS

     Directors who are also employees do not receive any additional compensation for their service as directors. Prior to August 1, 2000, all other directors received a fee of $1,000 per board meeting attended in person, and $500 per committee meeting attended in person. The chairman of the audit committee, the compensation committee and the stock plan committee also received a payment of $1,500 per year. Effective August 1, 2000, cash compensation for service on the board of directors was eliminated and replaced with periodic grants of restricted common stock. All non-employee directors will receive a grant of 4,000 shares of restricted common stock at the time of the annual meeting of stockholders for their service on the board of directors for the ensuing year. In addition, non-employee directors who serve on committees of the board of directors will receive a grant of 1,000 shares of restricted common stock for each such committee on which they serve and the chairmen of these committees will receive a grant of 500 shares of restricted common stock. These grants will also be made at the time of the annual meeting of stockholders. The restricted stock will be forfeited if the non-employee director does not remain a director for 12 months following the issuance, with certain specified exceptions. Directors will continue to be reimbursed for their expenses incurred in connection with attendance at board and committee meetings, including travel and lodging, if necessary.

     Each non-employee director also receives options to purchase 20,000 shares of common stock upon their election to the board, and thereafter options to purchase 5,000 shares at the time of each annual meeting of stockholders at which they are re-elected. All such options will vest in tranches of one-third of the award on the first, second and third anniversaries of the awards.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     No director, director nominee, executive officer, promoter or control person has, within the last five years: (i) had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (iv) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the "Commission") or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.


                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the name, age and position of each of our executive officers as of August 31, 2000. Our executive officers are appointed by and serve at the discretion of the Board of Directors.




               NAME                  AGE                           POSITIONS
              ------                -----                         -----------
Dean J. Yimoyines, M.D. ..........   52      Chairman of the Board of Directors, President and
                                             Chief Executive Officer
Steven L. Ditman .................   46      Executive Vice President, Chief Financial Officer and
                                             Director
Allan L.M. Barker, O.D. ..........   53      President of the Laser Correction and Professional
                                             Services Division and Director
D. Blair Harrold, O.D. ...........   54      President of Retail Optometry, North Carolina
                                             Operations
Jason M. Harrold .................   31      President of the Managed Care Services Division
Gordon A. Bishop .................   51      President of Integrated Services Division and of the
                                             Buying Group

     See the list of nominees for election as director for biographical data with respect to Drs. Yimoyines and Barker and Mr. Ditman.

     D. BLAIR HARROLD, M.D., age 54, has served as the President of Retail Optometry, North Carolina Operations since August 13, 1999. Prior thereto, Dr. Harrold served as a senior executive and director of PrimeVision Health since its acquisition of Consolidated Eye Care, Inc. in July, 1996. Dr. Harrold founded Consolidated Eyecare in 1989 and served as its Co-President until its acquisition by PrimeVision Health. Dr. Harrold is a licensed optometrist, having graduated from Ohio State University with a B.S. in physiological optics and a Doctor of Optometry degree in 1971. Dr. Harrold has also served as President of Optometric Eye Care Center, PA, a North Carolina professional association. Dr. Harrold is a member of the American Optometric Association and the North Carolina State Optometric Association and is also a Fellow in the American Academy of Optometry. Dr. Harrold is Jason Harrold's uncle.


     GORDON BISHOP, age 51, has served as President of Integrated Services Division since July, 2000 and continues to serve as President of our Buying Group and has served in that capacity since August, 1999. From August, 1999 to July, 2000, he also had overall responsibility for Connecticut retail operations and Connecticut professional operations. From June, 1998 to August, 1999, Mr. Bishop directed the retail operations of OptiCare Eye Health Centers, Inc. Mr. Bishop has over 30 years of experience in the optical industry, having served in a variety of different capacities with different organizations in the United States and Canada. From August of 1997 to April, 1998, he served as Vice President of Operations for Public Optical, a retail optical organization located in Walmart. From July of 1994 to April of 1997, he served as Operations Manager for Vogue Optical, a retail optical organization. From June of 1969 to July of 1994, he held positions of increasing responsibility with Standard Optical Ltd., a retail optical organization and a subsidiary of Imperial Optical. He ultimately held the position of Vice President of Operations for that company. Mr. Bishop received his Business Administration Diploma from Confederation College of Applied Arts and Technology and subsequently obtained an Ophthalmic Dispensing Diploma from Ryerson Polytechnic University. He holds a variety of eye care professional certifications and is certified by the American Board of Opticianry and holds a Fellowship in the National Academy of Opticianry.


     JASON M. HARROLD, age 31, has served as President of the Managed Care Services Division since August, 2000. Mr. Harrold served as Chief Operating Officer of the Managed Care Services Division from January, 2000 through July, 2000 until his appointment as President. Mr. Harrold served as Vice President of Operations from July, 1999 to December, 2000 and Vice President of Quality Management from July, 1996 to June, 1999. From November, 1993 to July, 1996, Mr. Harrold was employed by Alcon Laboratories as a sales representative in their vision care division. Mr. Harrold graduated from the University of South Carolina with a Bachelor of Science with dual majors in Business Administration for Management Science and Insurance and Economic Security in 1992 and a Masters in Business Administration from Appalachian State University in 1993. Mr. Harrold is the nephew of Dr. Blair Harrold.

                            EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years ended December 31, 1999, 1998 and 1997, compensation paid by us to the Chief Executive Officer and four other most highly compensated executive officers whose total compensation exceeded $100,000 collectively the "named executive officers".


                                           ANNUAL COMPENSATION    LONG TERM COMPENSATION
                                           ------------------- ----------------------------
                                                                                                ALL OTHER
NAME AND PRINCIPAL POSITION (9)             YEAR   SALARY ($)   BONUS ($)     OPTIONS (#)    COMPENSATION (8)
------------------------------------------ ------ ------------ ----------- ---------------- -----------------
Dean J. Yimoyines, M.D. (1) .............. 1999   403,650         62,152        325,000(7)       10,671
 Chairman of the Board of                  1998   360,537        139,756        286,450(6)       10,948
 Directors, President and                  1997   350,000         20,803              0           7,034
 Chief Executive Officer

Steven L. Ditman (2) ..................... 1999   159,135         20,000        150,000(7)        2,700
 Executive Vice President,                 1998   145,673         32,000         72,977(6)            0
 Chief Financial Officer and Director      1997   125,000         20,000              0             692

Allan L.M. Barker, O.D. (3) .............. 1999   263,161              0              0           5,000
 President of Laser Correction             1998   305,028            271              0           5,160
 and Professional Services Division        1997   299,839              0              0           4,750
 and Director

D. Blair Harrold, O.D. (4) ............... 1999   263,485              0              0           3,566
 President of the Retail                   1998   305,028              0              0           5,000
 Optometry Division, North                 1997   299,789              0              0           5,474
 Carolina Operations

Samuel B. Petteway (5) ................... 1999   294,590         63,868         45,000(7)        5,000
 Former President of the Managed           1998   201,000         57,582              0           5,206
 Care Division                             1997   197,077         10,000         18,828(6)        4,750

----------
(1) The information includes the aggregate compensation paid by OptiCare Eye Health Centers and OptiCare P.C. for the services of Dr. Yimoyines.

(2) The information includes the compensation paid by OptiCare Eye Health Centers for the services of Mr. Ditman.

(3) The information includes the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Dr. Barker.

(4) The information includes the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Dr. Harrold.

(5) The information includes the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Mr. Petteway, who resigned from his position with the company effective July 31, 2000.

(6) All awards reflected represent options currently held by our executive officers which were received in connection with the mergers on August 13, 1999 in exchange for options of OptiCare Eye Health Centers capital stock or PrimeVision Health common stock, as the case may be.

(7) Upon the closing of the mergers on August 13, 1999, we granted options to purchase 325,000, 150,000 and 45,000 shares of common stock under our Performance Stock Program to Dr. Yimoyines, Mr. Ditman and Mr. Petteway, respectively.

(8) The executive officers were provided with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to the rules promulgated under the Exchange Act. The amounts shown include (i) matching contributions by us under a 401(k) retirement savings plan maintained by us for each of Messrs. Yimoyines $1,200, $1,200 and $1,125, Ditman $0, $0 and $692, Barker $5,000, $5,160 and $4,750, Harrold $3,566, $5,000 and
    $5,474 and Petteway $5,000, $5,206 and $4,750, for the years 1999, 1998 and 1997, respectively, (ii) Insurance premiums paid by us on behalf of Dr. Yimoyines for disability insurance was $2,555 for each of the years 1999, 1998 and 1997, (iii) Car allowance paid by us on behalf of Dr. Yimoyines was $3,438 and $3,025 for the years 1999 and 1998, respectively, and on behalf of Mr. Ditman of $2,700 for the year 1999, (iv) Country Club dues paid by us on behalf of Dr. Yimoyines were $3,478, $4,168 and $3,354 for the years 1999, 1998 and 1997, respectively.

(9) The Summary Compensation table does not include any information relating to Thomas Cook who served as the Chief Executive Officer and President of Saratoga prior to the mergers effected on August 13, 1999.


OPTIONS GRANTED IN FISCAL 1999


     The following table sets forth information regarding options granted in 1999 and currently held by our Chief Executive Officer and each of the other named executive officers. In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "options spreads" that would exist for the options at the end of their terms. These gains are based on assumed rates of annual compound stock price appreciation of our common stock of 5% and 10% from the date the options were granted to the end of the option terms.



                                                     INDIVIDUAL GRANTS
                                  -------------------------------------------------------
                                                                                             POTENTIAL
                                                                                             REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                                                     PERCENTAGE                                STOCK
                                      NUMBER OF       OF TOTAL                                 PRICE
                                     SECURITIES        OPTIONS                            APPRECIATION FOR
                                     UNDERLYING      GRANTED TO     EXERCISE              OPTION TERM (2)
                                       OPTIONS      EMPLOYEES IN   PRICE PER   EXPIRATION ----------------
                                     GRANTED (#)     FISCAL 1999     SHARE        DATE     5%      10%
                                  ---------------- -------------- ----------- ----------- ---- -----------
Dean J. Yimoyines, M.D. .........      325,000(1)       45.1%(2)     $5.85    8/09        0     $698,750
Steven L. Ditman ................      150,000(1)       20.8%(2)     $5.85    8/09        0     $322,500
Samuel B. Petteway ..............       45,000(1)        6.2%(2)     $5.85    8/09        0     $ 96,873

----------
(1) Granted under our Performance Stock Program. Date of grant was August 13, 1999. Initial exercise date is August 13, 2000; options vest in installments over a period of four years. Excludes options to purchase 286,450, 72,977 and 18,828 shares of common stock which were received in connection with the mergers on August 13, 1999 in exchange for options of OptiCare Eye Health Centers capital stock or PrimeVision Health common stock, as the case may be.

(2) The total options granted excludes options granted in connection with the mergers on August 13, 1999.

AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR END OPTION VALUES

     The following table summarizes certain information regarding option values of our options as of December 31, 1999, held by the Chief Executive Officer and each of the other named executive officers.




                                         NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                      OPTIONS AT 12/31/99 (#)(1)            AT 12/31/99 ($)(1)
                                    -------------------------------   ------------------------------
NAME                                 EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------------------   -------------   ---------------   -------------   --------------
Dean J. Yimoyines, M.D. .........      143,224          468,226          $134,631        $134,631
Steven L. Ditman ................       36,488          186,489          $ 34,299        $ 34,299
Samuel B. Petteway ..............       17,782           46,046                 0               0

----------
(1) Includes options received in exchange for options of OptiCare Eye Health Centers capital stock or PrimeVision Health common stock, as the case may be, as well as options issued in fiscal 1999 after the mergers.


          REPORT ON EXECUTIVE COMPENSATION BY THE BOARD OF DIRECTORS
                         AND THE COMPENSATION COMMITTEE


COMPENSATION POLICY

     The compensation committee is responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses. The stock plan committee is responsible for the award of stock options and other awards under the Company's Performance Stock Program. The compensation committee is composed of three members: Messrs. Croweak, Franklin and Schramm. The stock plan committee is composed of Messrs. Croweak and Schramm.

     The policy of the compensation committee and the stock plan committee is to provide compensation to the chief executive officer and the company's other executive officers reflecting the contribution of such executives to growth in revenue and earnings, the implementation of strategic plans consistent with long term growth objectives and the enhancement of stockholder value. Contributions to the specific corporate and business unit objectives are evaluated in setting compensation policy, including growth in revenue and earnings in the company's three divisions, the development of new business opportunities, including new opportunities in the company's laser vision business, and other strategic initiatives. Executive compensation decisions are generally made on a calendar year basis.

     The company's compensation program consists of base salary, bonus and long term incentive compensation comprised of the award of stock options and restricted stock under the company's Performance Stock Program. No awards of restricted stock have been made to executive officers of the Company as of the date of this report, although such awards may be made in the future.


COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Prior to the mergers with OptiCare Eye Health Centers, Inc. and PrimeVision Health, Inc. on August 13, 1999, the company's chief executive officer and other executive officers were employed by either OptiCare Eye Health Centers, Inc. or PrimeVision Health, Inc., and their compensation was determined by those entities, including certain bonus payments. The bonuses of certain executive officers were also determined in accordance with written employment agreements described herein under "Employment Agreements with Certain Officers." All bonuses paid to the Company's chief executive officer and other executive officers for services performed in 1999 either related to services provided to OptiCare Eye Health Centers, Inc. or PrimeVision Health, Inc. as stand-alone entities prior to the mergers or were payments that were required under written employment agreements in effect subsequent to the mergers. Because the combined enterprise was in operation for only the last four months of 1999, no bonuses were paid to the Company's chief executive officer or other executive officers relating to this period, other than amounts that were contractually required. The base salary paid to each of the company's executive officers subsequent to the mergers on August 13, 1999 was in accordance with the written employment agreements referenced above. For the year 2000, bonuses will be determined in accordance with the policies of this committee described above and in reference to specific goals.

     During 1999, the Board of Directors awarded stock options to Dr. Yimoyines and certain of the other executive officers named in the table set forth above entitled "Options Granted in 1999." These options were awarded in connection with the mergers to (1) align executive interest with stockholder interest by creating a direct link between compensation and stockholder return; (2) assure that executives maintain a significant long-term interest in the company's success; and (3) help retain key executives in a competitive market.

     The compensation committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on executive compensation. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any tax year for any executive officer, unless compensation is based on performance and satisfies certain other requirements. The company maintains executive cash compensation below the $1 million threshold, and the company believes that any options granted under the Performance Stock Program to any of its executive officers will qualify as performance-based compensation, to the extent that any of the same may result in compensation in excess of the threshold. Consequently, the compensation committee does not believe that Section 162(m) will have any impact on the deductibility to the company of any compensation paid to executive officers. The compensation committee, however, reserves the right to award non-deductible compensation in circumstances they deem appropriate. Because of the uncertainty as to the application and interpretation of Section 162(m), no assurance can be given that compensation intended by the company to satisfy the requirements for deductibility under Section 162(m), does in fact do so.


COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

John F. Croweak
Martin E. Franklin
Carl J. Schramm


STOCK PLAN COMMITTEE OF THE BOARD OF DIRECTORS

John F. Croweak
Carl J. Schramm


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee was formed on August 13, 1999. Mr. Croweak, who is currently a member of the compensation committee, has never been one of our officers or employees. Dr. Durfee, who was the other member of the committee until his resignation on January 17, 2000, served as the acting Chief Executive Officer and Senior Vice President of PrimeVision Health from 1996 until the closing of the mergers on August 13, 1999. Prior to the formation of the compensation committee, all decisions regarding executive compensation, salaries and incentive compensation for our employees and consultants were made solely by the board of directors and executive officers of PrimeVision Health and OptiCare Eye Health Centers, as the case may be. On January 18, 2000 Mr. Schramm was appointed to the compensation committee to fill the vacancy left by Dr. Durfee's resignation. Mr. Schramm has never been one of our officers or employees. On March 27, 2000, Mr. Franklin was appointed to the compensation committee. Mr. Franklin has never been one of our officers or employees.

PERFORMANCE GRAPH

     The following graph compares the performance of OptiCare's common stock with that of the CRSP NASDAQ Health Index (a published industry index), and the American Stock Exchange Index, since August 16, 1999, which was the first day on which OptiCare's common stock was publicly traded on the American Stock Exchange and the first trading day after the closing of the mergers with PrimeVision Health and OptiCare Eye Health Centers. The graph assumes that the value of an investment in OptiCare's common stock in each index was $100 at August 16, 1999. The stock price performance shown on the graph is not necessarily indicative of future price performance.


                      [GRAPHIC OMITTED]



EMPLOYMENT AGREEMENTS

     The provisions of the employment agreements of Drs. Yimoyines, Barker, and Harrold and Messrs. Ditman and Petteway are summarized below.

     Dean J. Yimoyines. The term of his employment agreement is three years, expiring August 13, 2002, and it is automatically renewable for additional one year terms unless either party gives six months notice. Dr. Yimoyines may terminate his employment agreement without cause upon six months notice. Dr. Yimoyines' base annual salary and guaranteed bonus is $410,000, and he may receive performance-based bonuses as determined by the Board of Directors, up to 100% of base salary plus guaranteed bonus, subject to the achievement of goals established for each calendar year by the Board of Directors or the Compensation Committee. Dr. Yimoyines is entitled to a disability benefit consisting of full base salary and guaranteed bonus for the first six months of a disability, and thereafter 65% of base salary, guaranteed bonus and performance-based bonus earned as of the date of disability and to a life insurance policy on his life in the amount of $1,500,000 payable to a beneficiary designated by Dr. Yimoyines. If his employment is terminated on account of disability or without cause by the company, or if the agreement is not renewed at the end of the initial three year term, Dr. Yimoyines shall receive a lump sum payment in an amount equal to three times total compensation for the year prior to termination, plus continuation of all benefits for a period of three years after termination. If (a) during the three year period following a change in control, Dr. Yimoyines' duties are materially diminished, his principal place of employment is moved more than 50 miles, or his employment is terminated on account of disability or by the company without cause or by now-renewal of the agreement, or (b) Dr. Yimoyines voluntarily terminates his employment during the one year period following a change in control, then Dr. Yimoyines shall receive severance pay equal to three times total compensation for the year ended prior to the change in control. If Dr. Yimoyines' employment is not terminated at our election, including a termination on account of non-renewal after the initial 3-year term, then (1) during the term of the agreement and for a period of 18 months after the date of termination of employment, Dr. Yimoyines shall not engage in the practice of any branch of ophthalmology or ophthalmic surgery in any capacity in Connecticut or any portion of any other state where the company actively conducts business; and
(2) for the 12 month period following termination, Dr. Yimoyines may not render services to any organization which is engaged in (a) researching, developing, marketing or selling any eye wear or eye care product, process or service or
(b) management of an ophthalmic medical practice which competes with any of our products, processes or services.

     Steven L. Ditman. The term of his employment is three years expiring August 13, 2002, renewable for one year terms, subject to termination by Mr. Ditman without cause upon six months' notice. His base annual salary, excluding the cost of certain perquisites, is $175,000, and he may receive performance-based bonuses as determined by the Board of Directors, subject to the achievement of goals established for each calendar year by the Board or the Compensation Committee, up to 100% of base salary. If he becomes disabled, he is entitled to full base salary for first three months, and thereafter 65% of base salary and performance-based bonus earned as of the date of disability. He is also entitled to a death benefit of $150,000. If (1) we do not renew Mr. Ditman's agreement at the end of the initial 3-year term; (2) we terminate Mr. Ditman's employment agreement without cause; (3) Mr. Ditman voluntarily terminates his employment during the one year period following a change of control; or (4) during the three year period following a change in control, Mr. Ditman's duties are materially diminished, his principal place of employment is moved more than 50 miles, or his employment is terminated by us without cause or by non-renewal of the agreement, then he shall receive a lump sum payment equal to two times his total compensation for the year prior to termination. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, Mr. Ditman may not render services directly or indirectly to any organization which is engaged in (1) researching, developing, marketing or selling any eye wear or eye care product, process or service which competes with us, or (2) managing the business practice of ophthalmologists, optometrists, or opticians.

     Allan L.M. Barker and D. Blair Harrold. The term of each agreement is seven years, expiring August 13, 2006, and is automatically renewable for subsequent one year terms unless either party gives six month prior notice. The employee may terminate the agreement without cause upon six months' notice. Base annual salary is $150,000, subject to cost of living adjustments on the third and sixth anniversary dates. Each employee may receive performance-based bonuses as determined by the Board of Directors, subject to the achievement of goals established for each calendar year by the Board or the Compensation Committee, up to 100% of base salary. If the employee is disabled, he receives full base salary for the first three months. The employee is entitled to receive a death benefit of $150,000. If the employee is terminated by the company without cause, he is entitled to a lump sum payment equal to the base salary the employee would have received from the date of termination to the end of the term, and continuation of benefits to the end of the term; if the employee terminates his employment with us following a change in control, he is entitled to a lump sum payment equal to one year of base salary. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, the employee may not render services directly or indirectly to any organization which is engaged in (1) researching, developing, marketing or selling any eye wear or eye care product, process or service which competes with us, or (2) managing the business practice of ophthalmologists, optometrists, or opticians.

     Samuel B. Petteway. The term of the agreement is three years expiring August 13, 2002, and is automatically renewable for subsequent one year terms unless either party gives six months prior notice. Mr. Petteway may terminate the agreement without cause upon six months' notice and we may terminate without cause upon 3 months' notice. His base annual salary and guaranteed bonuses are: 1999: $221,000; 2000: $232,000; 2001: $243,000; 2002: $193,000. If
the Managed Care division achieves specific targets of net operating profit in each year, Mr. Petteway will receive performance bonuses of $73,000 for 1999, and $77,000 for 2000. Thereafter, the Board shall determine net operating profit goals for 2001 and 2002, and Mr. Petteway's bonuses for those years shall be $2,000 and $77,000, respectively if such goals are achieved. Mr. Petteway shall also receive bonuses equal to certain percentages of the growth of net operating income of the Managed Care division. These bonuses are capped at $41,200 for 2000, $17,500 for 2001 and $19,300 for 2002. He may also earn additional
bonuses if we achieve certain goals. Mr. Petteway is entitled to disability benefits consisting of full base salary bonuses for the first three months, and thereafter 65% of base salary plus bonuses earned as of the date of disability and to death benefits of $200,000. If the employee is terminated by us without cause or if employee terminates his employment following a change of control, he is entitled to a lump sum payment equal to 18 months' base salary. If the employee terminates the agreement without cause, he is entitled to 12 months' base salary, payable in monthly installments. During the term of the agreement and for 12 months thereafter, the employee may not compete with our managed eye care business. Mr. Petteway resigned effective July 31, 2000.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation, as amended, provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

    o for any breach of the director's duty of loyalty to us or our stockholders;

    o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    o under Section 174 of the Delaware General Corporation Law; and

    o for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation, as amended, and By-laws generally provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. We believe that the provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     We have entered into indemnification agreements with each of our directors. These indemnification agreements provide for the indemnification by us of our directors for liability for acts and omissions as directors. We believe that indemnification agreements are necessary to attract and retain qualified persons as directors.

     We currently maintain an executive liability insurance policy which provides coverage for directors and officers. Under this policy, the insurer agreed to pay, subject to certain exclusions, for any claim made against any of directors or officers for a wrongful act by any such director or officer.

     There is no pending litigation or proceeding involving any of directors, officers, employees or agent as to which indemnification is being sought other than against Dean Yimoyines who is named as defendant in the OptiCare Eye Health Center Physicians Action. See "Business of OptiCare--Legal Proceedings." The board of directors passed a resolution directing us to pay for all his expenses.


COMPENSATION PLANS

     We maintain the following plans for the benefit of employees, including directors and executive officers:

    o Performance Stock Program;

    o Amended and Restated 1999 Employee Stock Purchase Plan;

    o 2000 Professional Stock Purchase Plan;

    o 401(k) plans; and

    o health and other insurance plans.

     We do not currently maintain a defined benefit pension plan or other actuarial retirement plan for our named executive officers or otherwise.

PERFORMANCE STOCK PROGRAM

     OptiCare's Performance Stock Program (the "Program") provides for the issuance of awards of an aggregate maximum of up to the lesser of:

   (a)  3,000,000 shares of common stock of OptiCare, or

   (b)  15% of the sum of

      (1) the number of shares outstanding at the time the limitation in this clause (b) is calculated,

      (2) the number of shares subject to options and performance shares then outstanding, and

      (3) the number of shares then available for future awards under the Program.

     No single individual may receive awards for more than 200,000 shares in any calendar year.

     The Program was adopted by the OptiCare Board on May 14, 1999, and approved by the OptiCare stockholders on August 13, 1999.

     The following is a summary of the principal features of the Program. The summary, however, does not purport to be a complete description of all the provisions of the Program. Any OptiCare stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at OptiCare's principal executive offices in Waterbury, Connecticut.


GENERAL

     Awards may be comprised of incentive stock options, nonqualified stock options, restricted stock, performance shares or cash units, each as described below.

     The number of persons currently eligible for awards is approximately 900. Authorized but previously unissued shares, treasury shares and shares forfeited under the Program may be issued again under the Program up to the maximum aggregate limit.

     The Program provides for administration by either the compensation committee, the board of directors or another committee appointed by the board of directors to administer the Program (the "committee"). At this time, the stock plan committee administers the Program. The committee has the general authority to interpret the provisions of the Program and adopt such rules as it deems necessary or desirable for the administration of the Program. The committee also handles the selection of employees, consultants and other service providers who will participate in the Program, and the determination of the size and terms of awards made under the Program.

     The Program will terminate upon adoption by the board of directors of a resolution terminating the Program, or upon the award and vesting of the maximum aggregate number of shares of common stock available under the Program.



NON-QUALIFIED AND INCENTIVE STOCK OPTIONS

     The stock plan committee may designate options as either non-qualified stock options (i.e., options not entitled to special tax benefits under the Internal Revenue Code) or incentive stock options pursuant to Section 422 of the Code. Incentive stock options may only be issued to employees and must be issued at an option price no less than the fair market value of our common stock on the date of the grant (and 110% of fair market value in the case of 10% stockholders). Subject to the foregoing, the price of the shares subject to each option is set by the committee.

     The exercise of options granted under the Program is subject to terms and conditions set by the committee and set in the agreement evidencing each option. The purchase price for the shares acquired upon exercise of the option may be paid (a) in cash or by certified check, or (b) at the discretion of the committee, by delivery of one or more stock certificates evidencing other shares of our common stock with a fair market value equal to the option price, or (c) by a combination of cash and common stock as described in clauses (a) and (b).

     The committee sets the expiration date of each option, but in the case of incentive stock options, the expiration date may not be longer than ten years from the date of the grant (or five years in the case of 10% stockholders).

     All incentive stock options will terminate on the earlier of the expiration date or one year following termination of employment due to disability or death. Upon termination of employment for any reason other than disability or death, all options will expire on the earlier of their expiration date or ninety days following termination of employment, unless otherwise provided in an applicable agreement or instrument. Non-qualified stock options may be subject to the same provisions with respect to termination, or may contain such other provisions as the committee determines.

     Options are not transferable or assignable other than by will or the laws of descent and distribution and are exercisable during the participant's lifetime only by the participant, except that the committee may, in its sole discretion, allow for transfers of awards (other than incentive stock options) to other persons or entities.


RESTRICTED STOCK

     An award of a share of restricted stock is an award to a participant of a share of common stock generally conditioned upon the attainment of performance goals established by the compensation committee for the performance period to which the award relates and the continued employment or retention as a service provider of the participant with us or any of our majority-owned subsidiaries through the end of the performance period. During the performance period, the participant has all of the rights of a stockholder, including the right to receive dividends, except that the participant shall not have custody of the shares of common stock nor the right to transfer ownership of the shares during the performance period.

     Generally, a participant's termination of employment or provision of services to us prior to the end of the relevant performance period results in forfeiture of an award of restricted stock, although the compensation committee is authorized to determine that all or any portion of the award shall not be forfeited. If a portion of a restricted stock award is forfeited, the non-forfeited portion is reduced by the amount of any dividends previously paid to the participant with respect to the forfeited portion.


PERFORMANCE SHARES OR CASH UNITS

     The committee may establish performance programs and grant awards of performance shares or cash units pursuant to such programs. The committee will establish performance goals and a schedule relating to such goals to determine the performance awards to be granted to participants. At the completion of a performance award period, the committee shall determine the award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals. Performance shares shall generally be paid in the form of common stock, and cash units shall be paid in cash, provided that the committee may pay performance shares in the form of cash at the request of a participant.


THE EFFECT OF A CHANGE IN CONTROL

     In the event of a change in control of OptiCare, as defined in the Program, all awards will become fully vested and all options will become immediately exercisable if the compensation committee so provides, if an award so provides or if an employment agreement with a recipient of an award so provides.


NEW PLAN BENEFITS

     The grant of options under the Program is entirely within the discretion of the committee. OptiCare cannot forecast the extent of option grants that will be made in the future. As of August 31,

2000, 35,208 options had been exercised pursuant to the Program, options to purchase 1,331,422 shares were outstanding, and 902,966 shares remained available for future grants. On August 13, 1999, an aggregate of approximately 630,737 options (the "Substitution Options") were granted to option holders of OptiCare Eye Health Centers and PrimeVision Health in substitution for such options, which contained substantially identical terms as the options substituted therefor, except for a change in the exercise price and the number of shares for which options can be exercised to reflect the mergers.

     Information with respect to compensation paid and other benefits, including options, granted in respect of the 1999 year to the Chief Executive Officer and the Executive Officer Group is set forth above see "Executive Compensation". Also see, "OptiCare's Management." During 1999, excluding any Substitution Options, 325,000 stock options were awarded to OptiCare's Chief Executive Officer and the other named executive officers. In 1999, excluding any Substitution Options, 545,000 stock options under the Program were granted to all then-current executive officers as a group and approximately 176,250 stock options were granted to 16 employees and consultants, including all current officers who are not executive officers. To date, stock options have been granted at exercise prices which range from $1.78 per share to $63.73 per share.


FEDERAL INCOME TAX CONSEQUENCES

     Non-Qualified Stock Options.

    o Holders of non-qualified stock options do not realize income as a result of the grant of the non-qualified stock options, but normally realize compensation income taxable at ordinary income rates upon the exercise of a non-qualified stock option, to the extent that the fair market value of the shares on the date of the exercise of the non-qualified stock options exceeds the option exercise price paid.

    o In the case of an optionee subject to Section 16(b) of the Exchange Act who has held non-qualified stock options for less than six months and exercises such non-qualified stock options, the ordinary income portion generally would be calculated using the fair market value of the shares upon the lapse of the six-month period from the date of grant of such non-qualified stock options rather than the fair market value on the date of exercise, unless the optionee elects to recognize income immediately upon exercise in accordance with Section 83 (b) of the Code.

    o OptiCare will be entitled to a tax deduction in an amount equal to the amount that the optionee is required to include in ordinary income at the time of such inclusion and will be required to withhold taxes on such ordinary income.

    o The optionee's initial tax basis for shares acquired upon the exercise of a non-qualified stock option will be the option exercise price paid plus the amount of ordinary income realized by the optionee. Any appreciation in the value of such shares subsequent to the date such ordinary income is recognized will qualify for long-term capital gains treatment if held for more than 12 months.

     Incentive Stock Options.

    o Holders of incentive stock options will not be considered to have received taxable income upon either the grant of an incentive stock option or its exercise.

    o Upon the sale or other taxable disposition of the shares of the common stock so acquired, long-term capital gain normally will be recognized in the full amount of the difference between the amount realized upon such disposition and the option exercise price if no disposition of the shares has taken place within either (a) two years from the date of grant of the incentive stock option or (b) one year from the date of transfer of the shares of the common stock to the optionee upon exercise.

    o If the shares of the common stock are sold or otherwise disposed of before the end of the one-year or two-year periods, the difference between the incentive stock option exercise price and the fair market value of the shares of the common stock on the date of exercise of the incentive stock option will be taxed as ordinary income; the balance of the gain, if any, will be taxed as capital gain.

    o If an optionee disposes of shares of the common stock before the expiration of the one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee's ordinary income is limited to the amount realized reduced by the option exercise price paid.

    o OptiCare will be entitled to a tax deduction in regard to an incentive stock option only to the extent the optionee has ordinary income upon sale or other disposition of the shares of the common stock.

    o If an optionee transfers shares of common stock acquired upon the exercise of an incentive stock option to acquire other shares of the common stock in connection with the exercise of another incentive stock option, the optionee will recognize income on the transaction if the transferred shares have not been held for the required holding periods.

    o The difference between the fair market value of the common stock on the exercise date and the exercise price of an incentive stock option is deemed to be a "tax preference" under the alternative minimum tax rules of the Internal Revenue Code.

     Restricted Stock.

    o A recipient of restricted stock will recognize as additional compensation taxable as ordinary income for federal income tax purposes an amount equal to the fair market value of the stock at the time of the lapse of restrictions on the stock plus the amount of any dividends or other distributions not previously received and recognized as additional compensation with respect to such stock, unless the recipient makes an election to include such award in ordinary income at the time of award.

    o Unless such an election is made, a recipient subject to Section 16(b) of the Exchange Act (i.e., officers, directors, and 10% stockholders of OptiCare) who receives restricted stock will recognize ordinary income at the later of the time of the lapse of restrictions or six months after the date of the award.

    o When a participant disposes of shares of common stock acquired under the Program, any amount received in excess of the value of the shares of common stock on which the participant was previously taxed will be treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

    o OptiCare is entitled to claim a federal income tax deduction in the same amount and at the same time as the recipient recognizes ordinary income.

     Performance Shares and Cash Units.

    o A participant who receives a performance share or cash unit will recognize ordinary compensation income when paid the performance share (in an amount equal to the fair market value of the share when paid, subject to the special six month rule for recipients subject to Section 16(b) of the Exchange Act) or cash.

    o Participants who elect to have performance shares or cash units deferred in a performance share account will delay taxability until amounts are paid with respect to such accounts.

    o OptiCare will recognize a deduction when participants recognize ordinary income. The amount of the combined company's deductions will equal the amount of income recognized by the participants.

    o When a participant disposes of shares of common stock acquired as a performance share, or attributable to a performance share account, any amount received in excess of the value of the shares of common stock on which the participant was previously taxed will be treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.


AMENDED AND RESTATED 1999 EMPLOYEE STOCK PURCHASE PLAN

     Our 1999 Employee Stock Purchase Plan was adopted by our board of directors on May 14, 1999 and approved by our stockholders on August 13, 1999. The 1999 Employee Stock Purchase Plan was amended and restated by our board of directors on March 27, 2000 in order to allow for the purchase of fractional shares of common stock and to reduce the number of shares of common stock available for issuance to the extent of our common stock issued under our 2000 Professional Employee Stock Purchase Plan, which plan is described below. The Amended and Restated 1999 Employee Stock Purchase Plan (the "Employee Plan") provides for a maximum of 450,000 shares of our common stock to be sold to employees, which number shall be reduced by the number of shares of common stock issued under the 2000 Professional Employee Stock Purchase Plan. No more than 450,000 shares of common stock may be issued pursuant to these two plans in aggregate. Authorized but previously unissued shares and treasury shares may be issued under the Employee Plan up to the maximum aggregate limit.

     The Employee Plan is administered by the stock plan committee. The stock plan committee has the general authority to interpret the provisions of the Employee Plan and adopt such rules as it deems necessary or desirable for the administration of the Employee Plan.

     The Employee Plan will terminate upon adoption by the board of a resolution terminating the Employee Plan, or upon the sale of the maximum aggregate number of shares of common stock available under the Employee Plan.


ELIGIBILITY

     All of our employees and those of our subsidiaries, other than certain 5% stockholders, are eligible to participate in the Employee Plan if they customarily work at least 20 hours per week for at least five months in a year.



ELECTION TO PARTICIPATE

     Eligible employees elect to participate in the Employee Plan by contributing a portion of their compensation (not to exceed the lesser of 20% of base pay or $21,250) to purchase shares of common stock under the Employee Plan. Participating employees may change their elections at any time, but not more than once in a calendar quarter.


PURCHASE PRICE

     Employee contributions will be used to purchase shares of common stock as of the last business day of each calendar quarter at a price equal to 85% of the then fair market value of such shares. Only whole numbers of shares will be purchased for each employee, with any excess contributions being carried over to the next quarter.


2000 PROFESSIONAL EMPLOYEE STOCK PURCHASE PLAN

     On March 27, 2000, the 2000 Professional Employee Stock Purchase Plan (the "2000 Plan") was adopted and approved by our board of directors and the 2000 Plan became effective. The 2000 Plan allows for the participation of optometrists and ophthalmologists employed by professional corporations affiliated with us through professional service agreements. See "OptiCare Certain Relationships and Related Transactions."

     The terms of this second plan are identical to the Employee Plan except that (i) optometrists and ophthalmologists employed by professional corporations affiliated to us may be eligible to participate in this plan and
(ii) this plan will not qualify as a plan adopted under Section 423 of the Internal Revenue Code of 1986, as amended. The number of shares available for issuance under the Employee Stock Purchase Plan and the 2000 Professional Employee Stock Purchase Plan aggregate to 450,000 shares. The 2000 Plan is administered by the Stock Plan Committee.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 OptiCare, P.C. Professional Services and Support Agreement

     OptiCare Eye Health Centers has entered into a Professional Services and Support Agreement with OptiCare P.C., a Connecticut professional corporation, effective December 1, 1995. Pursuant to that agreement, OptiCare P.C. employs medical personnel and performs all ophthalmology and optometry services at the Company's facilities in Connecticut. We select and provide the facilities at which the services are performed and we are the exclusive provider of all administrative and support services for the facilities operated by OptiCare P.C. pursuant to this agreement. We bill and receive payment for the services rendered by OptiCare P.C. and in turn pays OptiCare P.C. a service fee pursuant to a compensation plan mutually agreed to each year. The company owns all the rights to the "OptiCare" name and under the terms of the agreement, if the agreement with OptiCare P.C. is terminated, OptiCare P.C. must change its name and discontinue using the OptiCare name. The agreement expires on December 1, 2000 and automatically renews for successive two year terms unless either party terminates the agreement at least 180 days before the next renewal date. Dean
J. Yimoyines, M.D., our Chairman, Chief Executive Officer, and President, is the sole stockholder of OptiCare, P.C.

 Optometric Eye Care Center, P.A. Professional Service and Support Agreement

     Through one of our subsidiaries, we have entered into a Professional Services and Support Agreement with Optometric Eye Care Center, P.A., a North Carolina professional association, effective August 10, 1999. Pursuant to that agreement, Optometric Eye Care Center employs optometrists and technical personnel and performs all optometry services at our facilities in North Carolina. We select and provide the facilities at which the services are performed, and we provide all administrative and support services for the facilities operated by Optometric Eye Care Center pursuant to this agreement. We bill and receive payment for the services rendered by Optometric Eye Care Center and in turn pay Optometric Eye Care Center a service fee pursuant to a compensation plan mutually agreed to each year. We own all the rights to the trade names used at the practice locations under the terms of the agreement. If the agreement with Optometric Eye Care Center is terminated, Optometric Eye Care Center must change its name to a name substantially dissimilar to our trade names. The agreement expires in 15 years and automatically renews for successive five-year terms unless either party terminates the agreement at least 180 days before the next renewal date. Drs. Allan L.M. Barker, a member of our board of directors and President of our Laser Correction and Professional Services Division, and D. Blair Harrold, the President of Retail Optometry, North Carolina Operations, own all the capital stock of Optometric Eye Care Center.

 Certain Leases

     OptiCare Eye Health Centers is the tenant under a Lease Agreement dated September 1, 1995 with O.C. Realty Associates Limited Partnership, as landlord. The leased premises are located in New Milford, Connecticut and are used for the practice of ophthalmology and optometry and incidental activities such as the sale of eye glasses and corrective lenses. The term of the lease is 15 years. Under the Lease Agreement, during the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to O.C. Realty Associates Limited Partnership of $50,400, subject to adjustment at the end of the first five years and every five years thereafter plus all taxes, assessments, utilities and insurance related to the property being leased. In addition, OptiCare Eye Health Centers has guaranteed the mortgage of O.C. Realty Associates Limited Partnership, the amount of which was approximately $208,000 as of December 31, 1999. Dean J. Yimoyines, M.D., John Yimoyines, brother of Dean Yimoyines, and Steven Ditman, our Executive Vice President, our Chief Financial Officer and a director each owns a 4.11% interest in O.C. Realty Associates Limited Partnership.

     OptiCare Eye Health Centers is the tenant under a Lease Agreement dated September 1, 1995 with French's Mill Associates, as landlord. The leased premises are located in Waterbury, Connecticut and are used for the practice of ophthalmology and optometry, an ambulatory surgery center, and incidental activities such as the sale of eye glasses and corrective lenses. The term of the lease is fifteen years. Under the Lease Agreement, during the first five years of the leasehold term, OptiCare Eye Health Centers pays annual rental to French's Mill Associates of $665,000, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines, the wife and brother, respectively, of Dean Yimoyines, M.D., each owns a 14.28% interest in French's Mill Associates.

     OptiCare Eye Health Centers is the tenant under a Lease dated September 30, 1997 with French's Mill Associates II, LLP, as landlord. The leased premises are located in Waterbury, Connecticut and are the location of our main headquarters. The term of the lease is fifteen years, commencing on October 1, 1997. Under the lease, during the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to French's Mill Associates II, LLP of $76,800, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines each owns a 12.5% interest in French's Mill Associates II, LLP.

     O.N.B. Associates owns approximately a 25% interest in Cross Street Medical Building Partnership, the landlord under a lease dated September 22, 1987 and a Lease Extension Agreement dated December 12, 1997 with Ophthalmic Physicians and Surgeons, P.C., an entity that merged with and into OptiCare Eye Health Centers in 1987. The term of the extension is three years, commencing on March 1, 1998. The leased premises are located in Norwalk, Connecticut and are used for the practice of ophthalmology and optometry, an ambulatory surgery center, and incidental activities such as the sale of eyeglasses and corrective lenses. The term of the lease is three years. Under the Lease, OptiCare Eye Health Centers pays a minimum annual rental to Cross Street Medical Building Partnership of $427,600. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines each own an 11% interest in O.N.B. Associates and Steven Ditman, Chief Financial Officer and a director, owns a 1.5% interest in O.N.B. Associates.

     OptiCare Eye Health Centers is also the tenant under a second Lease Agreement dated September 1, 1995 with French's Mill Associates II, L.L.P. as landlord. The leased premises are located in Waterbury, Connecticut and are also part of OptiCare's main headquarters. The term of the lease is fifteen years, commencing on September 1, 1995. Pursuant to the Lease Agreement, during the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to French's Mill Associates II of $54,210, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased.

     Consolidated Eye Care, Inc. (currently "OptiCare Eye Health Network, Inc.") is the tenant under a Lease Agreement dated March 1, 1997 with Drs. D. Blair Harrold and Allan L. M. Barker. The leased premises are located in Rocky Mount, North Carolina and are used for HMO offices. The term of the lease is five years commencing on May 1, 1997. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $13,500 and $14,850 during the first two years and second two years respectively. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased. Dr. Barker is a director and officer of the company, and Dr. Harrold is an officer of the company.

     Consolidated Eye Care, Inc. is the tenant under a Lease Agreement dated March 1, 1997 with Drs. Harrold and Barker. The leased premises are located in Rocky Mount, North Carolina and are used for HMO executive offices. The term of the lease is five years commencing on May 1, 1997. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $42,409 and $46,448 during the first two years and second two years respectively. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.


     Consolidated Eye Care, Inc. is the tenant under a Lease Agreement dated September 1, 1999 with Drs. Harrold and Barker. The leased premises are located in Rocky Mount, North Carolina and are used as executive offices. The term of the lease is five years commencing September 1, 1999. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $40,000 during the first year of the lease. Thereafter, the rental amount is adjusted annually in accordance with the consumer price index. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.


     Optometric Eye Care Centers, P.A., a North Carolina professional association affiliated with the Company through a management agreement, is the tenant under a Lease Agreement dated March 1, 1997 with Drs. Harrold and Barker. The leased premises are located in Fayetteville, North Carolina and are used for the practice of optometry and the sale of eye glasses and corrective lenses. The term of the lease is five years commencing May 1, 1997. Under the lease, Optometric Eye Care Centers, P.A. pays an annual rental of $96,000 and $100,000 during the first two years and second two years respectively. In addition, Optometric Eye Care Centers, P.A. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being released.


     Optometric Eye Care Centers, P.A., is the tenant under a Lease Agreement dated March 1, 1997 with Drs. Harrold and Barker. The leased premises are located in Jacksonville, North Carolina and are used for the practice of optometry and the sale of eye glasses and corrective lenses. The term of the lease is four years commencing May 1, 1997. Under the lease, Optometric Eye Care Centers, P.A. pays an annual rental of $59,752 during the first two years. During the second two years Optometric Eye Care Centers, P.A. pays an annual rental of $65,184 or 6% of net revenues, whichever is greater. In addition, Optometric Eye Care Centers, P.A. pays all taxes, assessment, utilities, insurance and for certain repairs related to the property being released.


     Optometric Eye Care Centers, P.A., is the tenant under a Lease Agreement dated June 1, 1996 with CS Investments, Inc. The lease premises are located in Cary, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is twenty years. Under the lease, Optometric Eye Care Centers, P.A. pays an annual rental of $128,445 and an amount equivalent to six percent of the annual gross sales in excess of $1.8 million. In addition, Optometric Eye Care Centers, P.A. pays all taxes, assessment, utilities, insurance and for certain repairs related to the property being released. Drs. Harrold and Barker each own a 20% interest in the leased premises.


     Optometric Eye Care Centers, P.A., is the tenant under a Lease Agreement dated August 31, 1994 with Charles and Jean Zwerling. The lease premises are located in Smithfield, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is five years commencing on September 1, 1994 with the option to renew beginning September 1, 1999 for an additional five year period. Under the lease Optometric Eye Care Centers, P.A. pays an annual rental of $52,800. Drs. Harrold and Barker each own a 20% interest in the leased premises.


     Optometric Eye Care Centers, P.A., is the tenant under a Lease Agreement dated January 2, 1995 with John, Betty and Lillian Hearn. The lease premises are located in Monroe, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is seven years commencing on January 2, 1995. Under the lease Optometric Eye Care Centers, P.A. pays an annual rental of $45,600. In addition, Optometric Eye Care Centers, P.A. pays all taxes, assessment, utilities, insurance and for certain repairs related to the property being released. Drs. Harrold and Barker each own a 25% interest in the leased premises.

 Stock Purchase Agreement and Consulting Agreement

     Under the terms of a Stock Purchase Agreement dated as of October 15, 1997 among OptiCare Eye Health Centers and Oxford Health Plans, Inc. ("Oxford"), Nazem OptiCare Partners, LP, Eugene W. Huang and Christopher Kaufman, as purchasers, OptiCare Eye Health Centers sold, for an aggregate purchase price of $6,000,017 either Class A preferred shares, or Class B preferred shares to Oxford, Nazem, OptiCare Partners, Huang and Kaufman. In addition Oxford received warrants to purchase Class B shares.

     Prior to the mergers, OptiCare Eye Health Centers, Oxford, Nazem OptiCare Partners, Mr. Nazem, Mr. Huang and Mr. Kaufman were parties to a certain Amended and Restated Stockholders Agreement (the "OptiCare Stockholders Agreement"), dated as of October 15, 1997, that contained provisions such as restrictions on transfers of shares, rights of first refusal, co-sale rights and provisions relating to the election of directors. Pursuant to a Second Amended and Restated Stockholders' Agreement entered into in connection with the mergers, the OptiCare Stockholders Agreement was amended and restated so as to terminate most of its provisions and to amend certain provisions relating to restrictions of the employee/stockholders from competing with the company.

     Prior to the mergers, OptiCare Eye Health Centers, Oxford, Nazem OptiCare Partners, Mr. Huang and Mr. Kaufman were parties to a certain Registration Rights Agreement (the "OptiCare Registration Rights Agreement"), dated as of October 15, 1997, that provided for certain demand and piggyback registration rights in favor of the stockholders parties thereto. The OptiCare Registration Rights Agreement was terminated, effective as of the mergers. However, pursuant to a Letter Agreement, dated August 9, 1999, between the company and Oxford, the company agreed to continue the piggyback registration rights provided for in the OptiCare Registration Rights Agreement with respect to the shares issuable upon exercise of the warrants held by Oxford.

 Participating Provider Agreement

     OptiCare Eye Health Centers is also a party to a participating provider agreement with Oxford Health Plans, Inc., a holder of in excess of five percent of our outstanding capital stock, under which OptiCare Eye Health Centers provides medical services to the insured members of Oxford's insurance plans and receives fees from Oxford for these services. This agreement may be terminated by either party upon 90 days written notice.

 Settlement With Optometric Eye Care Center, P.A.

     In 1996, Drs. Allan L.M. Barker and D. Blair Harrold, majority stockholders in Optometric Eye Care Center, P.A. and Consolidated Eye Care, Inc., sold Consolidated to PrimeVision Health. At the same time, Drs. Barker and Harrold became executive officers and directors of PrimeVision Health. Consolidated and Optometric Eye Care had previously entered an administrative services agreement which continued after the sale of Consolidated to PrimeVision Health. Among other factors, the impending mergers of PrimeVision Health and OptiCare Eye Health Centers prompted Drs. Barker and Harrold to begin proceedings to terminate the administrative services agreement between Consolidated (a subsidiary of PrimeVision Health at the time) and Optometric Eye Care and to submit their resignations from PrimeVision Health forthwith. In conjunction with these actions, Drs. Barker and Harrold submitted a Request for Declaratory Ruling from the North Carolina Board of Examiners in Optometry and instituted a lawsuit in North Carolina Superior Court, asking the court to grant a Temporary Restraining Order, which was issued, enjoining, among other things, the mergers.

     On April 9, 1999, Drs. Harrold and Barker entered into a settlement agreement among Optometric Eye Care, PrimeVision Health, Consolidated and the other parties to the lawsuit, and the transactions called for in the settlement agreement closed on August 13, 1999, at the same time as the mergers of PrimeVision Health and OptiCare Eye Health Centers with the company. Following are the material terms of this settlement agreement:

   (1) Consolidated and Optometric Eye Care entered into a new 40-year administrative services agreement with an initial 15 year term and five automatic renewals for five years each. See above "Optometric Eye Care Center, P.A. Professional Services and Support Agreement."


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

   (2)   $2.5 million was paid to Drs. Harrold and Barker.

   (3) PrimeVision Health issued additional shares of its common stock to Drs. Barker and Harrold such that, together with shares previously owned, will constitute 32% of PrimeVision Health's total common stock calculated on a primary basis immediately prior to the mergers. This share grant satisfied a note receivable in the amount of $364,896 plus accrued interest held by Consolidated Eye Care and all other alleged claims.

   (4) Drs. Harrold and Barker entered into new employment agreements with the company that became effective on August 13, 1999, at the same time as the closing of the mergers.

   (5) In the event of the company's subsequent insolvency or bankruptcy, Drs. Barker and Harrold will have the right to purchase six retail business operations in North Carolina for three times the earnings before interest, taxes, depreciation and amortization excluding the effect of all extraordinary items and non-recurring charges. This right will be available to Drs. Barker and Harrold only until such time as the aggregate market value of their common stock is less than $7 million.

   (6)   Dr. Barker was named as one of our directors.

 Arrangements with Marlin Capital, L.P.

     Pursuant to the terms of a stock purchase agreement, dated as of June 4, 1998, between PrimeVision Health and Marlin Capital, L.P., PrimeVision Health sold to Marlin Capital (i) 8,000 shares of Prime Vision Health's Class A Preferred Stock and (ii) warrants to purchase 1,333,333 shares of PrimeVision Health's common stock for an aggregate purchase price of $8,000,000. Mr. Martin
E. Franklin, who is a current Director of OptiCare, is the Chairman, Chief Executive Officer and principal stockholder of Marlin Holdings, Inc., which is the general partner of Marlin Capital, L.P., a private investment partnership since October 1996. Mr. Ian G.H. Ashken, who is a current Director of OptiCare, is the Vice Chairman of Marlin Holdings, Inc.

     In connection with the mergers, the 8,000 shares of Prime Vision Health Class A Preferred Stock and warrants owned by Marlin Capital were exchanged as follows:

    o 2,000 shares of PrimeVision Health preferred stock and all the warrants (as adjusted) were exchanged for 2,033,333 shares of PrimeVision Health common stock, which in turn were exchanged in the mergers for 638,059 shares of our common stock.

    o 2,000 shares of PrimeVision Health preferred stock were exchanged for a promissory note issued by us in the principal amount of $2,000,000, having a three year term and bearing interest at the annual rate of 8%. This promissory note was cancelled in January, 2000 upon the exchange of the note for 571,428 registered shares of our common stock in connection with our offering of an aggregate of 3,571,428 shares of common stock at a price of $3.50 per share. See "Business of OptiCare--Recent Developments."


    o 4,000 shares of PrimeVision Health preferred stock were exchanged for a convertible promissory note issued by us in the principal amount of $4,000,000, having a three year term, and bearing interest at the annual rate of 9% beginning on February 14, 2000. The note was convertible into our common stock after August 13, 2000 at a conversion price which is the greater of (x) the closing market price on the first trading day after the mergers, or (y) 90% of the average closing price of our common stock in the 20 trading days prior to conversion. This note was paid in full in February, 2000 with a portion of the proceeds of a common stock offering. See "Business of OptiCare--Recent Developments"


 Arrangement with Marlin Management, LLC

     On September 18, 2000, we entered into a letter agreement with Marlin Management, LLC under which Marlin Management, LLC will provide services to OptiCare. The focus of the engagement will be for Marlin Management to advise OptiCare on strategic alternatives with regard to its business and related operations, and to assist with the structuring and coordination of any transactions relating to


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such operations for a fee payable upon any closing. In addition, Marlin
Management, LLC's out-of-pocket expenses will be reimbursed. A non-refundable advance of $15,000 shall be paid to Marlin Management, LLC for these expenses. Marlin Management, LLC will also be indemnified by us for its advice related to this engagement. Messrs. Ian G.H. Ashken and Martin E. Franklin, who are both current Directors of OptiCare, are Managing Members of Marlin Management, LLC.


CONSULTING AGREEMENT WITH MR. GOSS

     From November 1, 1998 to the present, Mr. Goss has provided business development consulting services to OptiCare, including strategic planning, product and market definition, assistance with business combinations and financing activities. He has provided such services pursuant to a letter agreement originally dated November 1, 1998. From November 1, 1998 to January 10, 2000, Mr. Goss was compensated at a monthly rate of $7,700 plus a contingent fee for business combinations, pursuant to which he was paid a contingent fee of $150,000 in connection with the merger of Prime Vision Health and OptiCare Eye Health Centers. On January 10, 2000 the letter agreement with Mr. Goss was amended to provide for a contingent fee for both financing activities and business combinations, in addition to the monthly fee of $7,700. Mr. Goss was paid a contingent fee of $75,000 under this amendment in connection with OptiCare's public offering of common stock in January 2000. In July, 2000, Mr. Goss' consulting relationship was converted to an hourly basis. Mr. Goss is indemnified by OptiCare for liabilities he may incur in connection with his consulting services.


                                  PROPOSAL 2


                        RATIFICATION OF APPOINTMENT OF
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended December 31, 1999. The Board of Directors desires to continue the services of Deloitte & Touche LLP for the current fiscal year ending December 31, 2000. Accordingly, the Board of Directors will recommend to the Meeting that the stockholders ratify the appointment by the Board of Directors of the firm of Deloitte & Touche LLP to audit the financial statements of the Company for the current fiscal year. Representatives of that firm are expected to be present at the Meeting, shall have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment of Deloitte & Touche LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors.


THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.


                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the Meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the discretion of the persons named in the proxy.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     On December 6, 1999 a former Director of the Company, David A. Durfee, filed an amendment to a Form 3 originally filed in August of 1999. The original Form 3 was filed on a timely basis, but Dr. Durfee's beneficial share ownership was inadvertently misstated. A Form 3 and a Form 4 filed by us on behalf of another Director, Martin E. Franklin, were each several days late because of confusion


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

over the correct privacy code assigned to Mr. Franklin for purposes of electronic filings on the EDGAR system. The Form 3 reflected Mr. Franklin's beneficial ownership at the time he became a Director of the Company on August 13, 1999. The Form 4 reflected one transaction--a purchase of common stock.


ANNUAL REPORT


     A copy of the Company's 1999 Annual Report to Stockholders was mailed to stockholders prior to or with this Proxy Statement, as the case may be. Any Stockholder who has not received a copy of the 1999 Annual Report to Stockholders and wishes to do so should contact the Company's Corporate Secretary by mail at the address set forth on the notice of annual meeting or by telephone at (203)596-2236.


FORM 10-K


     The Company will provide, without charge, to each Stockholder as of the Record Date, on the written request of the Stockholder, a copy of the Company's Annual Report on Form 10-K (as amended) for the year ended December 31, 1999, including the financial statements and schedules, as filed with the Commission. Stockholders should direct the written request to the Company's Corporate Secretary at c/o Opticare Health Systems, Inc., 87 Grandview Avenue, Waterbury, Connecticut 06708.


PROPOSALS BY STOCKHOLDERS


     Any proposal of a Stockholder intended to be presented at the annual meeting of stockholders to be held in 2001 must be received by the Company no later than March 1, 2001 to be considered for inclusion in the Proxy Statement and form of proxy for the 2001 annual meeting. Proposals must comply with Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act.



                                        FOR THE BOARD OF DIRECTORS

                                             [GRAPHIC OMITTED]


                                        STEVEN L. DITMAN
                                        Executive Vice President and
                                        Chief Financial Officer



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